EXHIBIT 99
September 1, 2016                         Contact: Roger Schrum
+843/339-6018
roger.schrum@sonoco.com

Sonoco Agrees to Sell Rigid Plastics Blow Molding Operations to Amcor

Hartsville, S.C., U.S. - Sonoco (NYSE: SON) today announced it has reached a definitive agreement to sell its rigid plastics blow molding operations to Amcor, a global leader of rigid and flexible packaging products, for $280 million. The transaction is subject to regulatory approvals in the United States.

Sonoco’s rigid plastics blow molding operations include seven manufacturing facilities in the U.S. and Canada with 850 employees producing containers serving the personal care and food and beverage markets.

According to Jack Sanders, Sonoco president and chief executive officer, the decision to sell the blow molding operations was made to focus the Company’s consumer packaging portfolio and provide resources to further expand its targeted growth businesses, including flexible packaging, thermoforming rigid plastics and temperature-assurance packaging for transporting pharmaceuticals, biologics and vaccines.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in more than 330 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2015/2016 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

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